Exhibit 99.1
Insteel Industries, Inc.
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial Officer
and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020
INSTEEL INDUSTRIES REPORTS SECOND-QUARTER FINANCIAL RESULTS
MOUNT AIRY, N.C., April 16, 2009 — Insteel Industries, Inc. (NasdaqGS: IIIN) today reported a net loss of $16.4 million ($0.94 per share) for the second quarter ended March 28, 2009 compared with net earnings of $6.9 million ($0.39 per diluted share) for the same period last year. The net loss for the current year quarter includes a pre-tax charge of $16.1 million ($0.58 per share after-tax) for inventory write-downs to reduce the carrying value of inventory to the lower of cost or market. Net sales for the second quarter decreased 34.8% to $50.4 million from $77.3 million in the same year-ago period. Shipments decreased 45.5% while average selling prices increased 19.7% from the same period last year.
For the six-month period ended March 28, 2009, the net loss was $22.0 million ($1.27 per share) compared with net earnings of $11.1 million ($0.62 per diluted share) for the same period last year. The net loss for the current year includes a pre-tax charge of $23.0 million ($0.82 per share after-tax) for inventory write-downs. Net sales for the six-month period decreased 21.7% to $112.2 million from $143.2 million in the same year-ago period. Shipments decreased 41.9% while average selling prices increased 34.9% from the same period last year.
Insteel’s financial results for the second quarter were unfavorably impacted by the reduction in shipments, the consumption of higher cost inventory that was purchased prior to the recent collapse in steel prices and the escalation in unit conversion costs resulting from reduced operating schedules at its manufacturing facilities. The Company’s overall capacity utilization level for the quarter was 35%. Shipments continued to trend at reduced levels due to customer inventory destocking, the general economic downturn and the tightening in the credit markets. Although selling prices for Insteel’s products have fallen since the beginning of the fiscal year to a lesser extent than the prices for hot-rolled steel wire rod, its primary raw material, the favorable impact from the widening in spreads has not been reflected in the Company’s current year results due to the inventory write-downs and consumption of the previously purchased higher cost inventory.
Operating activities used $0.7 million of cash during the second quarter while providing $6.8 million during the same period last year primarily due to the current year loss, which was partially offset by the year-over-year changes in net working capital. Net working capital provided $6.8 million of cash during the quarter while using $3.1 million during the same year-ago period largely due to the reduced operating levels and declining prices during the current year. Capital expenditures for the six-month period were $1.4 million compared with $6.2 million for the same period last year and are expected to total less than $5.0 million for fiscal 2009. Insteel ended the quarter with $0.4 million of borrowings outstanding on its $100.0 million revolving credit facility.
Commenting on the outlook for the remainder of fiscal 2009, H.O. Woltz III, Insteel’s president and CEO said, “In the wake of the dramatic drop-off in demand that has occurred since September, our visibility is limited as we move into the second half of the year. We expect our order book to improve due to the
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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144

usual seasonal factors together with the anticipated completion of the inventory rebalancing by our customers, although the timing and magnitude of any upturn remains uncertain. We also believe the mismatching of higher raw material costs with lower selling prices is largely behind us and expect significant improvement in our margins as the lower replacement costs for wire rod begin to be reflected in cost of sales.
“Despite the losses we have incurred resulting from the unprecedented decline in steel prices, we are pleased with the effectiveness of the measures that we have taken to preserve cash. Absent further deterioration in our markets, we expect to generate strong operating cash flow through the remainder of the fiscal year driven by the anticipated improvement in our financial results together with substantial reductions in our inventory levels. We will continue to focus on cash generation through our ongoing initiatives to minimize operating costs and closely manage working capital while continuing to meet the expectations of our customers.”
Conference Call
Insteel will hold a conference call at 10:00 a.m. ET today to discuss its second quarter financial results. A live webcast of this call can be accessed on Insteel’s website at http://investor.insteel.com/ and will be archived for replay until its next quarterly conference call.
About Insteel
Insteel is one of the nation’s largest manufacturers of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand (“PC strand”) and welded wire reinforcement, including concrete pipe reinforcement, engineered structural mesh (“ESM”) and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates six manufacturing facilities located in the United States.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” “may,” “should” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in the Company’s periodic and other reports and statements that it files with the U.S. Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended September 27, 2008. You should carefully review these risks and uncertainties.
All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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Insteel Industries, Inc.

It is not possible to anticipate and list all risks and uncertainties that may affect the Company’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which the Company operates; credit market conditions and the impact of the measures that have been taken by the federal government on the relative availability of financing for the Company, its customers and the construction industry as a whole; the timing and magnitude of the impact of the additional federal infrastructure-related funding provided for under the American Recovery and Reinvestment Act; the anticipated reduction in spending for nonresidential construction, particularly commercial construction, and the impact on demand for the Company’s concrete reinforcing products; the severity and duration of the downturn in residential construction and the impact on those portions of the Company’s business that are correlated with the housing sector; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of the Company’s primary raw material, hot-rolled steel wire rod from domestic and foreign suppliers; the Company’s ability to raise selling prices in order to recover increases in wire rod costs; changes in U.S. or foreign trade policy affecting imports or exports of steel wire rod or the Company’s products; the impact of increased imports of PC strand; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on the Company’s unit manufacturing costs; the Company’s ability to further develop the market for ESM and expand its shipments of ESM; the actual net proceeds realized and closure costs incurred in connection with the Company’s exit from the industrial wire business; legal, environmental, economic or regulatory developments that significantly impact the Company’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of the Company’s operating costs; and the other risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for the year ended September 27, 2008 and in other filings made by the Company with the SEC.
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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 28,	March 29,	March 28,	March 29,
	2009	2008	2009	2008

Net sales	$50,404	$77,260	$112,203	$143,240
Cost of sales	55,323	61,473	114,564	116,833
Inventory write-downs	16,121	—	22,955	—

Gross profit (loss)	(21,040)	15,787	(25,316)	26,407
Selling, general and administrative expense	4,368	5,165	9,101	9,252
Other income, net	(58)	(57)	(49)	(76)
Interest expense	189	152	337	310
Interest income	(7)	(236)	(102)	(443)

Earnings (loss) from continuing operations before income taxes	(25,532)	10,763	(34,603)	17,364
Income taxes	(9,150)	3,871	(12,622)	6,241

Earnings (loss) from continuing operations	(16,382)	6,892	(21,981)	11,123
Earnings (loss) from discontinued operations net of income taxes of ($8), $16, ($31) and $12	(13)	26	(49)	19

Net earnings (loss)	$(16,395)	$6,918	$(22,030)	$11,142

Per share amounts:
Basic:
Earnings (loss) from continuing operations	$(0.94)	$0.40	$(1.27)	$0.63
Earnings (loss) from discontinued operations	—	—	—	—

Net earnings (loss)	$(0.94)	$0.40	$(1.27)	$0.63

Diluted:
Earnings (loss) from continuing operations	$(0.94)	$0.39	$(1.27)	$0.62
Earnings (loss) from discontinued operations	—	—	—	—

Net earnings (loss)	$(0.94)	$0.39	$(1.27)	$0.62

Cash dividends declared	$0.03	$0.03	$0.06	$0.06

Weighted average shares outstanding
Basic	17,365	17,503	17,350	17,762

Diluted	17,365	17,647	17,350	17,918

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	March 28,	September 27,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$8	$26,493
Accounts receivable, net	23,353	49,581
Inventories	55,073	71,220
Prepaid expenses and other	16,774	3,122

Total current assets	95,208	150,416
Property, plant and equipment, net	67,056	69,105
Other assets	4,046	5,064
Non-current assets of discontinued operations	3,635	3,635

Total assets	$169,945	$228,220

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$11,094	$23,581
Accrued expenses	4,794	29,081
Current liabilities of discontinued operations	225	188

Total current liabilities	16,113	52,850
Long-term debt	400
Other liabilities	5,422	5,306
Long-term liabilities of discontinued operations	200	217
Shareholders’ equity:
Common stock	17,526	17,507
Additional paid-in capital	44,439	43,202
Deferred stock compensation	(1,668)	(1,456)
Retained earnings	89,398	112,479
Accumulated other comprehensive loss	(1,885)	(1,885)

Total shareholders’ equity	147,810	169,847

Total liabilities and shareholders’ equity	$169,945	$228,220

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 28,	March 29,	March 28,	March 29,
	2009	2008	2009	2008

Cash Flows From Operating Activities:
Net earnings (loss)	$(16,395)	$6,918	$(22,030)	$11,142
Loss (earnings) from discontinued operations	13	(26)	49	(19)

Earnings (loss) from continuing operations	(16,382)	6,892	(21,981)	11,123
Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by (used for) operating activities of continuing operations:
Depreciation and amortization	1,808	1,781	3,569	3,473
Amortization of capitalized financing costs	124	125	249	249
Stock-based compensation expense	551	582	985	910
Excess tax deficiencies (benefits) from stock-based compensation	43	(30)	(2)	(15)
Inventory write-downs	16,121	—	22,955	—
Loss on sale of property, plant and equipment	—	10	20	56
Deferred income taxes	(115)	529	339	653
Gain from life insurance proceeds	—	(661)	—	(661)
Net changes in assets and liabilities:
Accounts receivable, net	2,206	(7,451)	26,228	1,107
Inventories	10,971	(9,898)	(6,808)	(7,907)
Accounts payable and accrued expenses	(6,382)	14,223	(28,162)	12,554
Other changes	(9,622)	695	(13,883)	2,512

Total adjustments	15,705	(95)	5,490	12,931

Net cash provided by (used for) operating activities - continuing operations	(677)	6,797	(16,491)	24,054
Net cash used for operating activities — discontinued operations	(11)	(36)	(28)	(65)

Net cash provided by (used for) operating activities	(688)	6,761	(16,519)	23,989

Cash Flows From Investing Activities:
Capital expenditures	(483)	(1,259)	(1,382)	(6,159)
Proceeds from sale of property, plant and equipment	—	83	13	83
Decrease (increase) in cash surrender value of life insurance policies	(364)	(122)	354	(382)
Proceeds from surrender of life insurance policies	413	—	413	—
Proceeds from life insurance claims	—	1,111	—	1,111

Net cash used for investing activities — continuing operations	(434)	(187)	(602)	(5,347)

Net cash used for investing activities	(434)	(187)	(602)	(5,347)

Cash Flows From Financing Activities:
Proceeds from long-term debt	19,500	74	20,474	772
Principal payments on long-term debt	(19,100)	(74)	(20,074)	(772)
Cash received from exercise of stock options	53	38	66	38
Excess tax benefits (deficiencies) from stock-based compensation	(43)	30	2	15
Repurchases of common stock	—	(6,161)	—	(8,691)
Cash dividends paid	(525)	(544)	(9,804)	(1,092)
Other	1	(4)	(28)	37

Net cash used for financing activities — continuing operations	(114)	(6,641)	(9,364)	(9,693)

Net cash used for financing activities	(114)	(6,641)	(9,364)	(9,693)

Net increase (decrease) in cash and cash equivalents	(1,236)	(67)	(26,485)	8,949
Cash and cash equivalents at beginning of period	1,244	17,719	26,493	8,703

Cash and cash equivalents at end of period	$8	$17,652	$8	$17,652

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$64	$16	$88	$61
Income taxes	427	2,427	11,333	2,557
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	(30)	263	170	650
Issuance of restricted stock	—	733	—	733
Declaration of cash dividends to be paid	1	524	526	524
Restricted stock surrendered for withholding taxes payable	9	76	9	76
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Insteel Industries, Inc.